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EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES
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



        FOR THE THREE MONTHS ENDED                  PRIMARY         FULLY DILUTED
                                                 --------------    ---------------
              SEPTEMBER 30                        1997    1996      1997     1996
------------------------------------------       ------  ------    ------   ------

EARNINGS:  (In Millions)
  Net earnings                                   $ 17.4  $(12.6)   $ 17.4   $(12.6)
  Series C preferred dividend requirements          (.6)    (.6)               (.6)
  Series D preferred dividend requirements <F1>            (1.6)              (1.6)
  Additional required ESOP contribution <F2>                          (.5)
                                                  -----   -----     -----    -----
  Net earnings available for common
    and equivalent shares                        $ 16.8  $(14.8)   $ 16.9   $(14.8)
                                                  =====   =====     =====    =====

WEIGHTED AVERAGE SHARES:  (In Millions)

  Common shares outstanding                        37.1    35.1      37.1     35.1
  Dilutive stock options outstanding                 .4                .4
  Conversion of Series C preferred stock <F3>                         1.6
  Conversion of Series D preferred stock <F4>                         2.9
                                                  -----   -----     -----    -----
  Common and equivalent shares outstanding         37.5    35.1      42.0     35.1
                                                  =====   =====     =====    =====

PER COMMON AND EQUIVALENT SHARE:

   Net earnings                                  $  .45  $ (.41)   $  .40   $ (.41)
                                                  =====   =====     =====    =====

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[FN]
<F1> In August 1997, the Series D preferred stock was converted into common stock, and no dividend was paid for the three-month period ended September 30, 1997.

<F2> Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

<F3> Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding.

<F4> Amount represents the weighted average number of shares not included in the number of weighted-average common shares outstanding to reflect the
     4.4 million shares converted.